Exhibit (a)(2)

Financial Statement Schedules

 Page

Report of Independent Registered Public Accounting Firm on Schedules	II-2

Schedule I – Summary of Investments Other Than Investments in
Related Parties as of December 31, 2008	II-3

Schedule III – Supplementary Insurance Information as of
December 31, 2008, 2007, and 2006 and for Each of the Years Then Ended	II-4

Schedule IV – Reinsurance as of December 31, 2008, 2007, and 2006
and for Each of the Years Then Ended	II-6

All other schedules, other than those listed above, are omitted because the information is not required or because the information is included in the Financial Statements or Notes to Financial Statements.

Report of Independent Registered Public Accounting Firm on Schedules

The Board of Directors
Woodmen of the World Life Insurance Society and/or
Omaha Woodmen Life Insurance Society

We have audited the statutory-basis balance sheets of Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society (the Society) as of December 31, 2008 and 2007, and the related statutory-basis statements of operations, changes in surplus, and cash flow for each of the three years in the period ended December 31, 2008, and have issued our report thereon dated April 15, 2009 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules, listed in the Exhibit Index of this Registration Statement. These schedules are the responsibility of the Society’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 15, 2009

Schedule I – Summary of Investments
Other Than Investments in Related Parties

As of December 31, 2008

Type of Investment	Cost	Estimated Market Value	Amount at Which Shown in the Statement of Financial Position
	(In Thousands)
Bonds:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$51,376	58,837	$51,376
States, municipalities, and political subdivisions	534,755	554,884	534,755
Foreign governments	166,511	164,882	166,511
Public utilities	657,223	660,185	657,223
All other corporate bonds	2,459,896	2,428,226	2,459,896
Mortgage-backed and other asset-backed securities	1,401,295	1,505,093	1,401,295
Total bonds	5,271,056	5,372,107	5,271,056

Equity securities:
Common stocks:
Public utilities	9,839	17,355	17,355
Banks, trust, and insurance companies	21,600	19,583	19,583
Industrial, miscellaneous, and all other	267,103	226,933	226,933
Mutual funds	18,012	10,244	10,244
Preferred stocks	32,277	32,277	32,277
Total equity securities	348,831	306,392	306,392

Mortgage loans	1,358,500		1,358,500
Real estate	85,794		85,794
Certificate loans	168,214		168,214
Other invested assets	163,751		163,751
Total investments	$7,396,146		$7,353,707

Schedule III – Supplementary Insurance Information

As of December 31, 2008, 2007, and 2006 and for Each of the Years Then Ended

	Future Policy Benefits and Claims	Contractholder and Other Certificateholder Funds
	(In Thousands)
2008
Life and health insurance	$6,331,352	$124,208

2007
Life and health insurance	$6,143,311	$125,679

2006
Life and health insurance	$6,055,447	$123,198

Schedule III – Supplementary Insurance Information (continued)

As of December 31, 2008, 2007, and 2006 and for Each of the Years Then Ended

	Premiums and Other Considerations	Net Investment Income (1)	Benefits, Claims, and Settlement Expenses	Other Operating Expenses (1)
	(In Thousands)
2008
Life and health insurance	$828,354	$412,157	$877,252	$182,938

2007
Life and health insurance	$522,123	$423,816	$562,631	$193,308

2006
Life and health insurance	$544,754	$424,159	$599,801	$188,598

(1)	Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change if different methods were applied.

Schedule IV – Reinsurance

As of December 31, 2008, 2007, and 2006 and for Each of the Years Then Ended

	Gross Amount	Ceded to Other Companies	Net Amount
	(In Thousands)
2008
Life insurance in force	$34,712,381	$4,907,948	$29,804,433

Premiums:
Life insurance	$822,480	$9,611	$812,869
Supplemental contracts involving life contingencies	6,231	–	6,231
Supplemental contracts not involving life contingencies	–	–	–
Accident and health insurance	11,080	1,826	9,254
Total	$839,791	$11,437	$828,354

2007
Life insurance in force	$34,654,733	$4,885,733	$29,769,000

Premiums:
Life insurance	$517,306	$9,892	$507,414
Supplemental contracts involving life contingencies	5,301	–	5,301
Supplemental contracts not involving life contingencies	–	–	–
Accident and health insurance	11,159	1,751	9,408
Total	$533,766	$11,643	$522,123

2006
Life insurance in force	$34,410,488	$4,924,941	$29,485,547

Premiums:
Life insurance	$537,673	$8,898	$528,775
Supplemental contracts involving life contingencies	6,902	–	6,902
Supplemental contracts not involving life contingencies	–	–	–
Accident and health insurance	10,655	1,578	9,077
Total	$555,230	$10,476	$544,754